Exhibit 8.3

Squire Patton Boggs (US) LLP

475 Sansome Street, 16th Floor
San Francisco, California 94111

O       +1 415 954 0200

F       +1 415 393 9887

squirepattonboggs.com

Charlotte Westfall

T       +1 415 954 0220

charlotte.westfall@squirepb.com

February 13, 2023

Xiao-I Corporation

7th floor, Building 398, No. 1555 West

Jinshajiang Rd

Shanghai, China 201803

Re: Opinion of Squire Patton Boggs (US) LLP as to Certain US Tax Matters

Ladies and Gentlemen:

We have acted as U.S. counsel to Xiao-I Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Form F-1 (Registration No. 333-268889, filed with the Commission on December 20, 2022, including the Prospectus and all documents incorporated and deemed to be incorporated by reference therein (the “Registration Statement”), relating to the registration of ordinary shares, par value US$0.00005 per share, of the Company (“ordinary shares”), which will be represented by American depositary shares (“ADSs”) evidenced by American depositary receipts.

We have examined the Registration Statement and amendments thereto and a form of deposit agreement among the Company, Citibank, N.A., as depositary, and holders from time to time of ADSs (the “Deposit Agreement”), including a related form of American depositary receipt. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In rendering the opinion set forth below, we have assumed the accuracy of the factual matters described in the Registration Statement. We have also assumed that the Deposit Agreement will be executed in the form reviewed by us, that the Deposit Agreement will be a valid and legally binding obligation of each of the parties thereto and that all of the ordinary shares are validly issued and fully paid.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we are of the opinion that the statements made in the Prospectus under the caption “Taxation—Certain United States Federal Income Tax Considerations,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

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Squire Patton Boggs (US) LLP	Xiao-I Corporation February 10, 2023

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect.  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court. We undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions expressed herein.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for United States federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of our opinion as Exhibit 8.3 to the Registration Statement and to the use our firm name under the heading “Legal Matters” of the Prospectus in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP